United States securities and exchange commission logo





                           May 18, 2021

       Michael Killelea
       Executive Vice President, General Counsel and Corporate Secretary GOODRICH PETROLEUM CORP
       801 Louisiana St., Suite 700
       Houston, TX 77002

                                                        Re: GOODRICH PETROLEUM
CORP
                                                            Registration
Statement on Form S-1
                                                            Filed May 7, 2021
                                                            File No. 333-255923

       Dear Mr. Killelea:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Michael Telle